Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 4, 2006, is by and among TransMontaigne Inc., a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (collectively, the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), supplementing that certain Indenture, dated as of May 30, 2003 (the “Indenture”), pursuant to which the Company issued its 9-1/8% Series B Senior Subordinated Notes due 2010 (the “Notes”).  Capitalized terms used but not otherwise defined in this Supplemental Indenture shall have the meanings assigned to such terms in the Indenture.

W I T N E S S E T H:

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of June 22, 2006 (the “Merger Agreement”), with Morgan Stanley Capital Group Inc. (“Parent”) and Buffalo Merger Sub Inc. (“Merger Co”), pursuant to which, among other things, Merger Co will merge (the “Merger”) with and into the Company with the Company being the surviving corporation and a wholly-owned subsidiary of Parent;

WHEREAS, it is a condition to the consummation of the Merger that provision shall have been made to either redeem the Notes to or amend the terms of the Notes to permit them to remain outstanding after the Merger;

WHEREAS, in furtherance of the satisfaction of the condition referred to in the preceding Recital, the Company has offered to purchase for cash, on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated July 24, 2006, and the related Consent and Letter of Transmittal of the same date, any and all of the outstanding Notes (as the same may from time to time be amended and in effect, the “Offer”);

WHEREAS, in connection with the Offer, the Company has solicited consents (the “Solicitation”) from the Holders of the Notes to amend the Indenture (the “Proposed Amendments”), in each case to become operative and in effect on the Acceptance Date (as defined below) and subject to the conditions set forth in Section 2 below;

WHEREAS, as of the date of this Supplemental Indenture, the Holders of in excess of 66-2/3% of the aggregate principal amount of the outstanding Notes have consented to the Proposed Amendments;

WHEREAS, the Company desires to execute and deliver, and has requested the Trustee to join with the Company and the Guarantors in the execution and delivery of, this Supplemental Indenture for the purpose of amending the Indenture to effect the Proposed Amendments upon, and subject to the terms and conditions, set forth herein;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the consent of the Holders of (a) at least a majority in principal amount of the outstanding Notes with respect to the Proposed Amendments other than the Proposed Amendment to eliminate Section 4.15 (Offer to Repurchase Upon Change of Control) of the Indenture; and (b) at least 66-2/3% in principal amount of the outstanding Notes in order to eliminate Section 4.15 (Offer to Repurchase Upon Change of Control) of the Indenture;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to execute and deliver this Supplemental Indenture;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Guarantors; and

WHEREAS, the Company has furnished, or caused to be furnished, to the Trustee and the Trustee has received, (i) an Officers’ Certificate complying with Sections 9.06 and 13.04(a) of the Indenture, and (ii) an Opinion of Counsel complying with Section 13.04(b) of the Indenture, as well as evidence of consents of at least 66-2/3% in principal amount of the outstanding Notes;

NOW, THEREFORE, considering the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.             Proposed Amendments. Subject to Section 2 of this Supplemental Indenture, the following provisions of the Indenture are hereby amended as follows:

(a)           Amendments to Article IV.  Each of Section 4.03 (Reports), Section 4.04 (Compliance Certificate), Section 4.05 (Taxes), Section 4.07 (Restricted Payments), Section 4.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries), Section 4.09 (Limitation on Additional Indebtedness), Section 4.10 (Asset Sales), Section 4.11 (Transactions with Affiliates), Section 4.12 (Liens), Section 4.13 (Business Activities), Section 4.14 (Corporate Existence), Section 4.15 (Offer to Repurchase Upon Change of Control), Section 4.16 (Designation of Unrestricted Subsidiaries), Section 4.17 (Limitation on Issuance or Sale of Equity Interests of Restricted Subsidiaries), and Section 4.18 (Additional Note Guarantees) of the Indenture is hereby deleted in its entirety and replaced with the phrase “Intentionally Omitted.” Any references to such deleted Sections in the Indenture are also hereby deleted in their entirety.

(b)           Amendments to Article V.  Section 5.01 (Merger, Consolidation, or Sale of Assets) of the Indenture is hereby amended to read in its entirety as follows:

“5.01              Merger, Consolidation, or Sale of Assets.

The Company shall not, directly or indirectly, in a single transaction or a series of related transactions, (a) consolidate or merge with or into another Person (other than a merger with a Wholly-Owned Restricted Subsidiary solely for the purpose of changing the Company’s jurisdiction of incorporation to another State of the United States), or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Company or the Company and the Restricted Subsidiaries (taken as a whole) or (b) adopt a Plan of Liquidation unless, in either case:  either: (y) the Company will be the surviving or continuing Person; or (z) the Person formed by or surviving such consolidation or merger or to which such sale, lease, conveyance or other disposition shall be made (or, in the case of a Plan of Liquidation, any Person to which assets are transferred) (collectively, the “Successor”) is a corporation organized and existing under the laws of any State of the United States of America or the District of Columbia, and the Successor expressly assumes, by supplemental indenture in form and substance satisfactory to the Trustee, all of the obligations of the Company under the Notes, this Agreement and the Registration Rights Agreement.

Except as provided in Sections 11.05 and 11.06, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, whether or not affiliated with such Guarantor.

Notwithstanding the foregoing, any Restricted Subsidiary may merge into the Company or another Restricted Subsidiary.”

(c)           Amendments to Article VI.  Section 6.01 (Events of Default) of the Indenture is hereby amended to read in its entirety as follows:

“6.01       Events of Default.

Each of the following is an “Event Of Default”:

(a)  failure by the Company to pay interest on any of the Notes when it becomes due and payable and the continuance of any such failure for 30 days (whether or not such payment is prohibited by the subordination provisions of this Agreement);

(b) failure by the Company to pay the principal on any of the Notes when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise (whether or not such payment is prohibited by the subordination provisions of this Agreement);

(c)  failure by the Company to comply with Section 5.01 and 4.15 hereof;

(d)  failure by the Company to comply with any other agreement or covenant in this Agreement and continuance of this failure for 45 days after notice of the failure has been given to the Company by the Trustee or by the Holders of at least 25% of the aggregate principal amount of the Notes then outstanding;

(e)  Intentionally Omitted;

(f)   Intentionally Omitted;

(g)  the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)   commences a voluntary case,

(ii)  consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(iv) makes a general assignment for the benefit of its creditors;

(h)  a court of competent jurisdiction enters an order or decree that remains unstayed and in effect for 60 days under any Bankruptcy Law that:

(i)   is for relief against the Company or any Significant Subsidiary as debtor in an involuntary case,

(ii)  appoints a Custodian of the Company or any Significant Subsidiary or a Custodian for all or substantially all of the assets of the Company or any Significant Subsidiary, or

(iii)   orders the liquidation of the Company or any Significant Subsidiary; or

(i)   any Note Guarantee of any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Agreement) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Note Guarantee (other than by reason of release of a Guarantor from its Note Guarantee in accordance with the terms of this Agreement and the Note Guarantee) and in either case such condition continues for 45 days.”

(d)           Amendments to Defined Terms.  Each defined term and the definition thereof set forth in Section 1.1 (Definitions) or Section 1.02 (Other Definitions) of the Indenture that is no longer used as a result of the amendments to the Indenture set forth in this Supplemental Indenture is hereby deleted and replaced with the phrase “Intentionally Omitted.”  With respect to each defined term the definition of which is set forth in any of the Sections or clauses eliminated by this Supplemental Indenture that is still used in the Indenture after giving effect to all of the amendments to the Indenture set forth in this Supplemental Indenture pursuant to Section 2, the Indenture is hereby amended to add such defined term and its definition to Section 1.1 (Definitions) of the Indenture in alphabetical order within such Section.

2.             Effect and Operation of Supplemental Indenture. (a) This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, the Guarantors and the Trustee; provided that, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary,

(i)            the amendments to the Indenture set forth in Section 1(a) through (d) of this Supplemental Indenture shall not become operative unless and until the Notes tendered in connection with the Offer and the Solicitation are accepted for purchase by the Company or its permitted assigns (the date on which the tendered Notes are so accepted for purchase, the “Acceptance Date”) and the Indenture will remain in effect in its current form until such amendments become operative; and

(ii)           if the Offer and the Solicitation are terminated, withdrawn or otherwise not completed and the Notes tendered in connection with the Offer and the Solicitation are not accepted for purchase, this Supplemental Indenture will have no force or effect, the amendments to the Indenture set forth in Section 1(a) through (d) of this Supplemental Indenture will not become operative.

(b)           Except as modified or amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.  In the event of any conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

3.             Conforming Amendments.  Effective upon the Acceptance Date, the form of the Note set forth as Exhibits A-1 and A-2 to the Indenture, as well as each of the outstanding Notes, are hereby amended to incorporate any and all changes that correspond to the amendments to the Indenture set forth in Section 1(a) through (d) of this Supplemental Indenture, to the extent the same become operative on the Acceptance Date as set forth in Section 2 of this Supplemental Indenture.

4.             Interpretation.  Upon the execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture, and all the terms and conditions of the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in the event of any conflict, the provisions of this Supplemental Indenture shall control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of the Notes.

5.             Trustee.

(a)           Trustee’s Acceptance.  Subject to Section 2 above, the Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

(b)           Trustee Not Responsible for Recitals.  The Trustee shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this Supplemental Indenture, or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company.

(c)           Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee, whether or not elsewhere herein so provided.

6.             Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Supplemental Indenture shall not in any way be affected or impaired thereby.

7.             Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be a part of or govern any provision of this Supplemental Indenture, such provision of the TIA shall control.  If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, such provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Supplemental Indenture, as the case may be.

8.             Benefits of this Supplemental Indenture. Nothing in this Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture, this Supplemental Indenture or the Notes.

9.             Successors.  All agreements of the Company and  the Trustee in this Supplemental Indenture shall bind their respective successors.

10.           NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

12.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

TRANSMONTAIGNE INC.

By:	/s/ Erik Carlson
Name: Erik Carlson
Title: Senior Vice President

GUARANTORS:

TransMontaigne Services Inc.
TransMontaigne Product Services Inc.
TransMontaigne Transport Inc.
Coastal Fuels Marketing, Inc.
Coastal Tug and Barge, Inc.
Radcliff/Economy Marine Services, Inc.

By:	/s/ Erik Carlson
Name: Erik Carlson
Title: Senior Vice President

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as Trustee

By:	/s/ Timothy P. Mowdy
Name: Timothy P. Mowdy
Title: Vice President